Room 4561
November 7, 2005

Mr. John Mutch
President and Chief Executive Officer
Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130

      Re:	Peregrine Systems, Inc.
      Form 10-K for the Fiscal Year Ended March 31, 2005
		Filed July 1, 2005
		Reports on Form 8-K
      Filed April 5, April 29 and July 5, 2005
      File No. 0-22209

Dear Mr. Mutch,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,


								Brad Skinner
								Accounting Branch Chief